Exhibit 99.2

Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314) 702-7173
investor.relations@express-scripts.com

Express Scripts Reports Strong First Quarter Earnings
Record Level of Mail and Generic Drug Utilization

ST.  LOUIS,  April 28, 2004—Express Scripts, Inc. (Nasdaq: ESRX) announced first quarter net income of $70.0 million, or $0.89 per diluted share, a 20 percent increase over $0.74 per diluted share reported for the same quarter of 2003. The Company generated $97.8 million of cash flow from operations in the first quarter compared with $94.4 million in the same quarter last year.

        “We are pleased by our strong start in 2004, and our outlook for the future,” stated Barrett Toan, chairman and chief executive officer. “The record level of mail and generic utilization this quarter demonstrates the increased demand for our PBM tools, which help clients reduce their drug trend. Members covered by step therapy programs have more than doubled from last year to over 10 million, and clients implementing these programs experience, on average, a two percent increase in generic utilization. Our business model aligns our interests with our clients and members, and we benefit when our members use more generics, choose preferred lower-cost brand drugs and take advantage of our cost-effective mail services.”

        “This quarter, we also completed the acquisition of CuraScript, which is providing immediate benefits by improving the quality and affordability of specialty drug therapy for clients and patients.”

Strong Operating Results

        Revenues for the first quarter of 2004 were $3.6 billion, a 13 percent increase over the same quarter last year due to drug price inflation, the acquisition of CuraScript, and increased prescriptions managed by Express Scripts on an adjusted basis. Increased use of lower-cost generic drugs (approximately 49 percent of total prescriptions compared to 47 percent last year), and increased member co-payments to retail network pharmacies, which the Company does not record as revenue, partially offset these increases.

        Mail pharmacy prescriptions increased 25 percent to 9.3 million during the first quarter of 2004 from 7.4 million last year. Mail claims as a percentage of total adjusted claims grew to 23 percent from 19 percent for the same period last year. In addition to distributing a record number of mail prescriptions, Express Scripts attained a 97 percent beneficiary satisfaction rating from the Department of Defense (“DoD”) for the TRICARE mail program, representing the third consecutive quarter of earning an incentive payment under this contract.

        Retail network claims processed in the first quarter were 93.5 million, a 3 percent reduction from 96.7 million last year; however, with the growth in mail pharmacy services, total adjusted claims increased 2 percent over last year. Express Scripts experienced strong sales for 2004 business, and the net new business will begin during the second quarter with the addition of some large accounts including the TRICARE Retail Pharmacy program. Effective June 1, 2004, Express Scripts will provide access to a retail pharmacy network, prior authorization services, beneficiary communication materials and a call center to handle beneficiary inquiries for approximately 2.5 million DoD beneficiaries who currently utilize the retail pharmacy benefit.

        “Also, beginning May 3rd, we begin enrollment in the Pharmacy Care Alliance Medicare discount card program, which we are sponsoring with the National Association of Chain Drug Stores,” added Toan. “We look forward to making the use of prescription drugs safer and more affordable for America’s seniors.”

        Gross profit per adjusted claim for the first quarter was $1.82, an increase from $1.75 reported for the same quarter last year. Selling, general and administrative expenses of $95.2 million decreased 6 percent from $101.8 million for the first quarter of 2003. As a result, operating income was $126.5 million, an increase of 17 percent over the first quarter of 2003, and EBITDA per adjusted claim was $1.16 compared to $1.01 last year.

        During the quarter, the Company refinanced its existing credit facility with a new $800 million financing package with favorable rates, and flexible, limited covenants. In conjunction with the refinancing, the Company recorded additional interest expense of $3.6 million ($2.2 million net of tax), or $0.03 per diluted share, reflecting the write-off of deferred financing fees. In addition, in conjunction with the early termination of a client in 2001, the Company received a termination payment in the first quarter of $5.5 million ($3.4 million net of tax), or $0.04 per diluted share.

2004 Earnings Guidance

        The Company believes its financial performance will continue to benefit from increased membership, growth in mail and retail prescriptions beginning in the second quarter, further increases in generic utilization, improved formulary compliance with preferred, lower-cost brands, growth in its specialty PBM offering, increased productivity, and capital structure improvements. Based on these strong fundamentals, Express Scripts believes that its 2004 diluted earnings per share will increase 20 percent to 25 percent over 2003, excluding charges the Company incurred in the first quarter and anticipates incurring in the second quarter for the early retirement of debt, and the termination payment discussed above.

        On April 19, 2004 Express Scripts sent a Notice of Redemption to the holders of the Company’s 9 5/8% Series B Senior Notes (“Notes”) due June 15, 2009, and will redeem the $204.5 million outstanding principal amount of the Notes on June 15, 2004 at a redemption price equal to 104.8125% of the principal amount of the Notes together with accrued interest. The Company will record additional interest expense of $12.2 million ($7.6 million net of tax) in the second quarter as a result of the redemption of this debt.

Express Scripts Receives National Recognition

        Express Scripts made its first appearance on the BusinessWeek Top 50, which ranks the best-performing companies in the S&P 500. According to BusinessWeek, the Top 50 represents, “a ranking on companies that symbolize the best in Corporate America, both in operational performance and in their ability to convert that success into lucrative gains for shareholders.”

        Fortune magazine has designated Express Scripts as one of America’s most-admired companies in 2004, placing the Company fifth among the top 10 healthcare companies. The ranking is based on eight key attributes including innovation, employee talent, use of corporate assets, social responsibility, quality of management, financial soundness, long term investment, and quality of products and services.

        Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in thirteen states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, government-sponsored benefit plans, employers, and union-sponsored benefit plans.

        Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, and medical information management services. The Company also provides distribution services for specialty pharmaceuticals. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

        This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

•	risks associated with our acquisitions (including our acquisition of CuraScript) which include integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses
•	risks associated with our ability to maintain growth rates, or to control operating or capital costs
•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with keyclients or providers
•	competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
•	adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (“HIPAA”)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations
•	adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•	risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston and other regulatory agencies including the Department of Labor
•	increased compliance risks relating to our contracts with the DoD TRICARE Plan and various state governments and agencies
•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
•	risks associated with the use and protection of the intellectual property we use in our business
•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	risks associated with our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including the Medicare prescription drug benefit
•	increase in credit risk relative to our clients due to adverse economic trends
•	risks associated with our inability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three Months Ended March 31,
(in thousands, except share data)	2004	2003

Revenues [1]	$3,627,815	$3,223,981
Cost of revenues [1]	3,406,028	3,014,368

Gross profit	221,787	209,613
Selling, general and administrative	95,244	101,786

Operating income	126,543	107,827

Other (expense) income:
Undistributed loss from joint venture	(1,340)	(1,539)
Interest income	824	868
Interest expense	(12,710)	(10,702)

	(13,226)	(11,373)

Income before income taxes	113,317	96,454
Provision for income taxes	43,354	36,805

Income before cumulative effect of accounting change	69,963	59,649
Cumulative effect of accounting change, net of tax	-	(1,028)

Net income	$69,963	$58,621

Basic earnings per share:
Before cumulative effect of accounting change	$0.90	$0.77
Cumulative effect of accounting change	-	(0.01)

Net income	$0.90	$0.76

Weighted average number of common shares
outstanding during the period - Basic EPS	77,333	77,547

Diluted earnings per share:
Before cumulative effect of accounting change	$0.89	$0.75
Cumulative effect of accounting change	-	(0.01)

Net income	$0.89	$0.74

Weighted average number of common shares
outstanding during the period - Diluted EPS	78,571	79,075

[1] Excludes estimated retail pharmacy co-payments of $1,400,225 and $1,333,683, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

(in thousands, except share data)	March 31, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$300,857	$396,040
Receivables, net	1,092,043	1,011,154
Inventories	128,603	116,375
Deferred taxes	17,156	15,346
Prepaid expenses and other current assets	23,287	21,220

Total current assets	1,561,946	1,560,135
Property and equipment, net	177,783	177,312
Goodwill, net	1,699,010	1,421,493
Other intangible assets, net	259,056	232,059
Other assets	21,847	18,175

Total assets	$3,719,642	$3,409,174

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebates payable	$1,224,384	$1,178,321
Accounts payable	253,999	232,290
Accrued expenses	216,549	215,797
Current maturities of long-term debt	22,084	-

Total current liabilities	1,717,016	1,626,408
Long-term debt	582,947	455,018
Other liabilities	141,422	133,755

Total liabilities	2,441,385	2,215,181

Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized,
and no shares issued and outstanding	-	-
Common Stock, $0.01 par value per share, 181,000,000 shares
authorized, and 79,786,000 and 79,795,000 shares issued and
outstanding, respectively	797	798
Additional paid-in capital	476,707	484,663
Unearned compensation under employee compensation plans	(22,728)	(23,302)
Accumulated other comprehensive income	3,655	3,638
Retained earnings	934,513	864,550

	1,392,944	1,330,347
Common Stock in treasury at cost, 1,855,000 and 2,223,000
shares, respectively	(114,687)	(136,354)

Total stockholders' equity	1,278,257	1,193,993

Total liabilities and stockholders' equity	$3,719,642	$3,409,174

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Cash Flows

	Three Months Ended March 31,
(in thousands)	2004	2003

Cash flows from operating activities:
Net income	$69,963	$58,621
Adjustments to reconcile net income to net cash
provided by operating activities excluding the effect of the acquisition:
Depreciation and amortization	15,705	13,163
Non-cash adjustments to net income	21,764	11,629
Net changes in operating assets and liabilities	(9,647)	11,023

Net cash provided by operating activities	97,785	94,436

Cash flows from investing activities:
Purchases of property and equipment	(7,739)	(9,195)
Acquisition, net of cash acquired, and investment in joint venture	(331,810)	2,804
Other	(905)	7

Net cash used in investing activities	(340,454)	(6,384)

Cash flows from financing activities:
Proceeds from long-term debt	675,000	-
Repayment of long-term debt	(525,000)	(25,000)
Treasury stock acquired	(9,891)	-
Deferred financing fees	(6,029)	-
Net proceeds from employee stock plans	13,541	1,939

Net cash provided by (used in) financing activities	147,621	(23,061)

Effect of foreign currency translation adjustment	(135)	896

Net (decrease) increase in cash and cash equivalents	(95,183)	65,887
Cash and cash equivalents at beginning of period	396,040	190,654

Cash and cash equivalents at end of period	$300,857	$256,541

EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics
(in thousands, except per claim)

	3 months ended 03/31/2004	3 months ended 12/31/2003	3 months ended 09/30/2003	3 months ended 06/30/2003	3 months ended 03/31/2003
Revenue Detail
Network revenues	$2,337,254	$2,344,426	$2,201,301	$2,303,311	$2,188,208
Mail revenues	1,213,080	1,067,299	984,468	964,119	972,255
Services revenues	21,963	21,358	14,922	17,787	18,811

PBM revenues	3,572,297	3,433,083	3,200,691	3,285,217	3,179,274

Services revenues	27,555	26,941	26,082	28,637	27,793
Other revenues	27,963	27,713	21,829	20,343	16,914

Non-PBM revenues	55,518	54,654	47,911	48,980	44,707

Total revenues	$3,627,815	$3,487,737	$3,248,602	$3,334,197	$3,223,981

Per Claim
Network revenue/claim	$24.99	$24.47	$24.34	$23.99	$22.64
Mail revenue/claim	$130.93	$123.76	$120.70	$118.65 (1)	$130.84

Claims Detail
Network (2)	93,517	95,808	90,427	96,025	96,667
Mail	9,265	8,624	8,156	8,126	7,431

Total PBM claims	102,782	104,432	98,583	104,151	104,098
Non-PBM claims (3)	793	859	896	966	889

Total claims	103,575	105,291	99,479	105,117	104,987

Adjusted claims (4)	122,105	122,539	115,791	121,369	119,849

Margin Analysis
Gross profit margin	6.1%	6.7%	6.4%	6.5%	6.5%
EBITDA margin (5)	3.9%	3.8%	3.9%	3.7%	3.8%
Per Adjusted Claim
Gross profit	$1.82	$1.90	$1.79	$1.79	$1.75
EBITDA (5)	$1.16	$1.08	$1.09	$1.02	$1.01

      See Notes to Unaudited Operating Statistics

Selected Ratio Analysis
Table 2

	As of 03/31/2004	As of 12/31/2003	As of 09/30/2003	As of 06/30/2003	As of 03/31/2003
Debt to EBITDA ratio (6)	1.2x	0.9x	0.9x	1.0x	1.2x
EBITDA interest coverage (7)	12.1x	12.1x	11.0x	9.8x	10.1x
Operating cash flow interest coverage (8)	10.6x	11.0x	9.4x	7.2x	10.7x
Debt to capitalization (9)	32.1	27.6	27.9	29.7	33.6

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in thousands)

    (1)        The decrease in mail revenue per claim in the second quarter of 2003 as compared to the first quarter of 2003 reflects the Department of Defense (“DoD”) TRICARE Management Activity mail contract in which we earn a fee per prescription filled by our mail order facility. Revenues and cost of revenues do not include ingredient costs.

    (2)        Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

    (3)        Non-PBM claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticasl where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.

    (4)        Adjusted claims represent network claims and specialty distribution claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.

    (5)        The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles: <PRE>

	3 months ended March 31,
	2004	2003
Net income	$69,963	$58,621
Income taxes	43,354	36,805
Depreciation and amortization *	15,705	13,163
Interest expense, net	11,886	9,834
Undistributed loss from joint venture	1,340	1,539
Cumulative effect of accounting change, net of tax	-	1,028

EBITDA	142,248	120,990
Current income taxes	(36,388)	(30,850)
Interest expense less amortization	(7,837)	(9,116)
Undistributed loss from joint venture	(1,340)	(1,539)
Other adjustments to reconcile net income
to net cash provided by operating activities	1,102	14,951

Net cash provided by operating activities	$97,785	$94,436

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	$5,992	$5,146
Selling, general and administrative	9,713	8,017

	$15,705	$13,163

    (6)        Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

    (7)        Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.

    (8)        Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended. For the first quarter of 2004 and second quarter of 2003, this ratio was negatively impacted by the non-recurring charges to interest expense of $3.6 million and $5.0 million, respectively, which pertains to the early retirement of debt.

    (9)        Represents debt divided by the total of debt and stockholders equity.